Ex. 28(g)(9)

State Street Institutional Investment Trust

One Lincoln Street

Boston, MA 02111

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

August 17, 2017

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Fund”):

Fund	Effective Date
State Street Treasury Obligations Money Market Fund	August 21, 2017

We request that you act as the New Fund’s Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from the New Fund the annual fee reflected on the fee schedule to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:	/s/ Ellen M. Needham
Ellen M. Needham, President

Accepted:
State Street Bank and Trust Company

By:	/s/ Andrew Erickson
Name: Andrew Erickson